EXHIBIT 99.1

James J. Lynch Joins Heritage Oaks Board of Directors

PASO ROBLES, Calif., June 25, 2010 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (Nasdaq:HEOP), parent company of Heritage Oaks Bank, today announced that James J. Lynch, a Managing Partner of Patriot Financial Partners, LP in Philadelphia, PA has joined its Board of Directors, and the Board of Directors of Heritage Oaks Bank. As previously disclosed, the addition of Mr. Lynch was made in connection with the Company's March 2010 private placement, and follows the recent receipt of all necessary regulatory approvals or non-objections to his appointment and a review of Mr. Lynch by the Company's Board of Directors.

Michael J. Morris, Chairman of the Board expressed pleasure at the addition of Mr. Lynch to the board. "As our Company has grown to over one billion dollars in assets, the time was right to seek a banker of Jim's national stature to come on the board. We are fortunate to have a board member of Jim's broad perspective and strong banking credentials," Morris stated.

"I am very happy to welcome Jim to our board," said Lawrence P. Ward, President and CEO. "Jim brings with him over 40 years of banking experience and will be extremely valuable to the board," added Ward.

In addition to being Managing Partner of Patriot Financial Partners, Lynch served as Vice Chairman of Sovereign Bancorp from 2005-2007 and Chairman and Chief Executive Officer of Sovereign Bank's Mid Atlantic Division from 2002-2007. Lynch also served as President and Chief Executive Officer of Fleet Bank in Pennsylvania and Southern New Jersey from 2001-2002. A graduate of LaSalle University in Philadelphia, Lynch has also served as Chairman and CEO at Summit Bank and Prime Bank in Pennsylvania.

The bank board now consists of 12 members who include Michael J. Morris, Donald Campbell, Michael J. Behrman, Kenneth Dewar; Mark C. Fugate, Dee Lacey, James J. Lynch, Merle F. Miller, Daniel J. O'Hare, Michael E. Pfau, Alexander F. Simas, and Lawrence P. Ward.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank, which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Securities Laws Matters

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

CONTACT: Heritage Oaks Bancorp
         Lawrence P. Ward, CEO
         Margaret Torres, CFO
         805-369-5200